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                                 EXHIBIT (1)(d)


                    ARTICLES SUPPLEMENTARY OF THE REGISTRANT,
                          EFFECTIVE SEPTEMBER 16, 1996









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                             ARTICLES SUPPLEMENTARY

                            OHIO NATIONAL FUND, INC.


         These Articles Supplementary are filed for record in connection with the classification of certain unissued and heretofore unclassified shares of stock of Ohio National Fund, Inc., a Maryland corporation, as follows:

                  FIRST: Pursuant to a resolution duly adopted at a meeting held on March 16, 1995, the Board of Directors has changed the name of the Aggressive Equity class of the common stock of the corporation to the Aggressive Growth class.

                  SECOND: Pursuant to resolutions duly adopted at a meeting held on August 22, 1996, the Board of Directors has classified and designated (a) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the International class of the common stock of corporation,
         (b) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Strategic Income class of the common stock of the corporation, (c) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Stellar class of the common stock of the corporation,
         (d) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Relative Value class of the common stock of the corporation, (e) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Core Growth class of the common stock of the corporation, (f) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Growth & Income class of the common stock of the corporation, (g) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the S&P 500 Index class of the common stock of the corporation, and (h) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Social Awareness class of the common stock of the corporation, and has provided that all the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares classified and designated as each of the foregoing classes shall be the same as those of the Equity, Money Market, Bond, Omni, International, Capital Appreciation, Small Cap, Global Contrarian and Aggressive Growth classes as set forth in Article
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         SIXTH of the Articles of Incorporation as amended and
         supplemented to date.

                  THIRD: The International, Strategic Income, Stellar, Relative Value, Core Growth, Growth & Income, S&P 500 Index and Social Awareness classes of common stock of the corporation have been so classified by the Board of Directors under the authority contained in Article FIFTH of the Articles of Incorporation.

         WHEREFORE, Ohio National Fund, Inc. has caused these Articles Supplementary to be executed in Cincinnati, Ohio by its authorized officers this 12th day of September, 1996.


OHIO NATIONAL FUND, INC.



By  /s/Donald J. Zimmerman          Attest: /s/Ronald L. Benedict
   ______________________________          ________________________________
   Donald J. Zimmerman, President          Ronald L. Benedict, Secretary



STATE OF OHIO              )
                           )  SS.
COUNTY OF HAMILTON         )


I hereby certify that on the 12th day of September, 1996 before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared Donald J. Zimmerman, President of Ohio National Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation, and that the matters set forth in said Articles Supplementary with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written.


                               /s/Nancy J. Held
                               __________________________________
                               Notary Public

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